Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended December 31,					Nine Months Ended September 30,
	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003	2003	2004
Earnings
Pretax Income	$21,138	$129,878	$151,026	$192,098	$229,373	$188,985	210,334
Add:
Interest on indebtedness	49,691	38,271	30,982	23,848	25,590	19,576	18,268
Amortization of debt discount and issuance costs	344	231	393	441	447	335	359
Portions of rent representative of the interest factor	15,395	15,821	18,480	19,393	19,443	14,582	14,795

Income as adjusted	$86,568	$184,201	$200,881	$235,780	$274,853	223,479	243,756

Fixed Charges
Interest on indebtedness	$49,691	$38,271	$30,982	$23,848	$25,590	19,576	18,268
Amortization of debt discount and issuance costs	344	231	393	441	447	335	359
Portions of rent representative of the interest factor	15,395	15,821	18,480	19,393	19,443	14,582	14,759

Fixed Charges	$65,430	$54,323	$49,855	$43,682	$45,480	34,494	33,422

Ratio of earnings to fixed charges	1.32	3.39	4.03	5.40	6.04	6.48	7.29